EXHIBIT 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

ZenaTech, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

			Fee		Proposed
			Calculation		Maximum	Maximum
			or Carry		Offering	Aggregate		Amount of
	Security		Forward	Amount	Price Per	Offering		Registration
	Type (1)	Security Class Titled	Rule	Registered	Share	Price	Fee Rate	Fee
				Newly Registered Securities
Fees to Be
Paid	Equity	Common Shares	457(0)	(2)	(3)
	Equity	Preferred Shares	457(0)	(2)	(3)
	Other	Warrants(4)	457(0)	(2)	(3)
	Other	Debt Securities	457(0)	(2)	(3)
	Debt	Rights	457(0)	(2)	(3)
	Other	Units(5)	457(0)	(2)	(3)
	Unallocated (Universal) Shelf			$250,000,000		$250,000,000	0.0001381	$34,525
Total Offering Amounts						$250,000,000		$34,525

				Carry Forward Securities
Carry	None
Forward
Securities

(1)Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(2)We are registering an indeterminate number of common shares, preferred shares, warrants, debt securities, rights and units, each of which may be offered from time to time at prices to be determined at the time of any such offering. The aggregate offering price of these securities will not exceed $250,000,000. Any securities registered hereunder may be sold separately from, or together in the same offering with, other securities registered hereunder. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of common shares and preferred shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security in reliance on Rule 457(o) under the Securities Act of 1933.

(4)Warrants may represent rights to purchase debt securities, common shares, or other securities registered hereunder.

(5)Consisting of some or all of the securities listed above, in any combination, including common shares, preferred shares, warrants, rights and units.